Exhibit 99.1

APS Announces First Quarter Results, Reports

Record Number of Policyholders

AUSTIN, TEXAS, May 3, 2010 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced results for the quarter ended March 31, 2010.  Revenues were $20 million compared to $19.2 million for the same period last year.  Net earnings were $4.5 million or $.65 per diluted share, compared to $4.7 million or $.67 per diluted share in the same period last year.

Ken Shifrin, APS’ Chairman of the Board, stated, “We continued to build our financial strength going into 2010.  Good earnings were the key to a 3% increase in book value per share to $23.89.  We also reduced debt, through an early $1 million redemption payment on our preferred stock, even as cash and investments grew to $273 million, a 5% increase from year end.”

Tim LaFrey, President of APS, added, “Our insurance operations remain very strong, with the number of policyholders growing 5% during the quarter and gross written premiums up 6% in that same time period.  Retention, at 90%, reflects our focus on providing the ultimate in service to our insured physicians and other healthcare professionals.  We have not relaxed our underwriting standards to achieve this growth, as seen in our excellent claims experience.  Pending claims declined by 6% from year-end and our reserves per claim is the strongest it has ever been. We recognized $4.7 million of favorable claims development during the quarter, compared to $5.7 million in the comparable quarter of 2009.”

Mr. LaFrey continued, “In our financial services operation we experienced some degradation in the bottom line, as flat revenues did not completely offset an increase in professional fees.  We did see a pickup in revenues at quarter-end and continue our efforts to maximize the contribution from this segment.”

Mr. LaFrey concluded, “As Mr. Shifrin noted, our cash and investments increased during the quarter.   We continued to move the portfolio in a safer, shorter, direction at the expense of some yield.  Investment income was down about $51 thousand quarter-over-quarter as a result, but we feel that protecting our capital now gives us greater flexibility to take advantage of interest rates when they move up.  We continue to believe that our stock is undervalued and we repurchased approximately 24 thousand shares during the quarter at an average price below book value. We are looking forward to reporting our progress as we continue into 2010.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Senior Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.
SELECTED FINANCIAL DATA
(Unaudited)
(in thousands, except per share data)

	March 31,	December 31,
	2010	2009
Assets

Investments	$253,731	$241,061
Cash and cash equivalents	19,279	18,277
Premiums receivable	16,566	15,678
Reinsurance recoverables	7,461	9,682
Deferred policy acquisition costs	2,430	2,335
Deferred tax assets	5,672	6,015
Property and equipment, net	407	406
Intangible assets	2,545	2,563
Income tax receivable	-	623
Prepaid and other assets	3,277	3,132

Total assets	$311,368	$299,772

Liabilities

Reserve for loss and loss adjustment expense	$89,171	$88,668
Unearned premiums	38,707	36,341
Funds held under reinsurance treaties	3,113	2,379
Accrued expenses and other liabilities	9,551	6,495
Income tax payable	1,175	-
Mandatorily redeemable preferred stock	5,504	6,679

Total liabilities	147,221	140,562

Shareholders' Equity
Common stock	687	688
Additional paid-in capital	81,973	81,784
Accumulated other comprehensive income	5,852	5,345
Retained earnings	75,635	71,393
Total shareholders’ equity	164,147	159,210

Total liabilities and shareholders’ equity	$311,368	$299,772

Shares outstanding	6,872	6,876

Book value per share	$23.89	$23.15

AMERICAN PHYSICIANS SERVICE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)	Three Months Ended
	March 31,
	2010	2009
REVENUES

Gross premiums written	$18,624	$17,540
Premiums ceded	(149)	328
Change in unearned premiums	(2,366)	(1,411)

Net premiums earned	16,109	16,457

Investment income, net of investment expense	2,500	2,551
Realized capital losses, net	(49)	(374)
Other-than-temporary impairments	(41)	(908)
Financial services	1,440	1,448
Other revenue	56	57

Total revenues	20,015	19,231

EXPENSES

Losses and loss adjustment expenses:
Current accident year losses	11,249	11,020
Prior year losses	(4,308)	(4,899)
Total losses and loss adjustment expenses	6,941	6,121
Other underwriting expenses	3,159	3,221
Change in deferred policy acquisition costs	(95)	(181)
Financial services expenses	1,692	1,628
General and administrative expenses	1,466	1,224

Total expenses	13,163	12,013

Income from operations	6,852	7,218

Income tax expense	2,324	2,488

Net income	$4,528	$4,730

Diluted income per share	$0.65	$0.67

Diluted weighted average shares outstanding	6,967	7,083

Operating Income	$4,587	$5,563

Diluted operating income per share	$0.66	$0.79

Non-GAAP Financial Measures

Operating Income is a “Non-GAAP” financial measure which is widely used in the insurance industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of realized investment gains or losses and infrequent items that are not considered core to the underwriting performance of our insurance segment or the operating performance of our financial services segment, and we believe presents a more appropriate view of the performance of our core operations. We present this information to facilitate industry peer comparisons by investors and by outside industry analysts. While we believe disclosure of certain non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP.  The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Net Income	$4,528	$4,730
Adjustments, net of tax effects:
Realized capital (gains) losses, net	32	243
Other-than-temporary impariments	27	590
Operating Income	$4,587	$5,563

Per diluted share:
Net Income	$0.65	$0.67
Effect of adjustments	$0.01	$0.12
Diluted operating income per share	$0.66	$0.79

SELECTED INSURANCE DATA FOR API

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
March 31, 2010	84	537
December 31, 2009	90	572
September 30, 2009	100	578
June 30, 2009	100	565
March 31, 2009	104	583
December 31, 2008	77	585
September 30, 2008	114	681
June 30, 2008	92	667
March 31, 2008	98	688
December 31, 2007	128	740
September 30, 2007	89	746
June 30, 2007	84	822